 SPECIFIC POWER OF ATTORNEY For the Purpose of Filing Forms 3, 4 and 5 with the Securities and Exchange Commission I, Dennis C. Kakures, President, C.E.O. and Director of McGRATH RENTCORP, a California Corporation, do hereby constitute and appoint Randle F. Rose and David M. Whitney, and each of them, my true and lawful attorneys and agents in fact for me and in my name, place, and stead, and for my use and benefit: To sign and file with the Securities and Exchange Commission any and all Form 3, Form 4 or Form 5 filings regarding my initial holdings, the purchase or sale of McGrath RentCorp non-derivative securities and/or the grant, exercise or cancellation of McGrath RentCorp derivative securities ("Securities") undertaken by me during any calendar month for which I am unable to sign and file personally. This instrument is to be construed and interpreted as a specific and not a general power of attorney. The enumeration of specific items, acts, rights, or powers herein limits and restricts, and is to be construed or interpreted as limiting or restricting the specific powers herein granted to said attorneys in fact. The rights, powers, and authority of said attorneys in fact to exercise the specific rights and powers herein granted shall commence and be in full force and effect on August 4, 2003 and such rights, powers, and authority shall remain in full force and effect thereafter until the earlier of December 31, 2013 or until the requirement to file such Forms 3, 4 or 5 with the Securities and Exchange Commission regarding McGrath RentCorp Securities no longer applies to me. DATED: August 5, 2003. BY:_/s/ Dennis C. Kakures